Filed Pursuant to Rule 424(b)(5)
Registration No. 333-180322

PROSPECTUS SUPPLEMENT

To Prospectus dated April 9, 2012

1,600,000 Shares

Common Stock

We are offering 1,600,000 shares of our common stock.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “HCII.” On April 18, 2012, the last reported sale price for our common stock on the Nasdaq Global Select Market was $12.69 per share. Any shares of our common stock sold pursuant to this prospectus supplement will be listed on the Nasdaq Global Select Market.

As of April 18, 2012, 5,647,780 shares of our common stock were held by non-affiliates. Based on the $12.69 per share closing price of our common stock on April 18, 2012, the aggregate market value of our outstanding common stock held by non-affiliates, calculated pursuant to General Instruction I.B.6 of Form S-3, was $71,670,328.20. We have not offered any securities in the last 12 calendar months pursuant to General Instruction I.B.6 of Form S-3 other than those included in this prospectus supplement.

Investing in our common stock involves a high degree of risk. You should read the sections entitled “Risk Factors” beginning on page S-9 of this prospectus supplement and page 4 of the accompanying prospectus and the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Public Offering Price	$11.75	$18,800,000
Underwriting discount and commissions	$0.705	$1,128,000
Proceeds, before expenses, to us	$11.045	$17,672,000

We have granted the underwriter an option to purchase up to 240,000 additional shares of our common stock to cover over-allotments, if any, within 45 days of the date of the date of this prospectus supplement. If the underwriter exercises the option in full, the total underwriting discount payable will be $1,297,200, and the total proceeds to us, before expenses, will be $20,322,800.

Delivery of the shares of our common stock is expected to be made on or about April 25, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Houlihan Lokey	Sidoti & Company, LLC

Co-Manager

Knight

The date of this prospectus supplement is April 19, 2012.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” “our company,” “the Company,” and “HCI” refer to Homeowners Choice, Inc. and its subsidiaries.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or “SEC,” utilizing a “shelf” registration process. The accompanying prospectus provides you with a general description of shares of our common stock. This prospectus supplement describes the specific details regarding this offering, including the price, the number of shares of our common stock being offered and the risk of investing in our securities. This prospectus supplement may also add, update or change information contained in the accompanying prospectus.

You should read this prospectus supplement, the accompanying prospectus, and any related free writing prospectus together with additional information described under the heading “Where You Can Find More Information” below. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections for additional information by indicating the caption headings of the other sections. All cross-references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, or any related free writing prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell nor soliciting offers to buy, nor will we make an offer to sell nor solicit an offer to buy, shares of our common stock in any jurisdiction where the offer or sale is not permitted. You should read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, when making your investment decision. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents we file or previously filed with the SEC that we have incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus supplement. This summary does not contain all of the information that you should consider before making an investment decision with respect to shares of our common stock. You should read both this prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors,” together with any documents incorporated by reference before investing in shares of our common stock in this offering. In this prospectus supplement and the accompanying prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” “our company,” “the Company,” and “HCI” refer to Homeowners Choice, Inc. and its subsidiaries.

Our Business

General Overview

Homeowners Choice, Inc. is an insurance holding company incorporated in Florida in 2006. Through our subsidiaries, we provide homeowners’ insurance to Florida property owners, including renters and condominium owners. We offer these insurance products at competitive rates, while pursuing profitability using selective underwriting criteria. Our principal revenues are gross earned premiums and investment income. Our largest cost is premiums paid (or ceded) to reinsurers to mitigate risks primarily associated with hurricanes and other catastrophic events. Our principal expenses are claims from policyholders, expenses associated with investigating and settling policyholder claims, policy acquisition costs, and other underwriting expenses. For the fiscal year ended December 31, 2011, we earned gross premiums of $143.6 million and generated basic earnings per share of $1.49, an increase of 19.9% and 69.3%, respectively, from the $119.8 million in gross premiums earned and $0.88 basic earnings per share generated in 2010.

We began operations in June of 2007 by participating in a “take-out program” through which we assumed insurance policies held by Citizens Property Insurance Corporation (“Citizens”), a Florida state-supported insurer. The take-out program is a legislatively mandated program designed to reduce the state’s risk exposure by encouraging private companies to assume policies from Citizens. We assumed policies from Citizens in eight separate assumption transactions in July and November 2007, February, June, October and December 2008, December 2009, and December 2010. In addition, in November 2011, we assumed certain rights and obligations under approximately 70,000 policies issued by HomeWise Insurance Company representing approximately $106 million in annual gross premiums under an assumption agreement with HomeWise Insurance Company, which is not affiliated with our company (“HomeWise”). Substantially all of our premium revenue since inception has come from the policies acquired in these assumption transactions. As of March 19, 2012, we had approximately 119,000 policies in force.

Citizens requires us to offer renewals on the policies we acquire in the take-out program for a period of three years subsequent to the initial expiration of the assumed policies. The policyholders have the option to renew with us or they may ask their agent to place their coverage with another insurance company. With respect to the assumptions through December 31, 2009, policyholders could also elect to return to Citizens, or opt out, prior to the policy renewal date. With respect to our December 31, 2010 assumption of policies, the opt-out provision was limited to the thirty day period from the assumption date. We strive to retain these policies by offering competitive rates to our policyholders. We intend to selectively pursue additional assumption transactions with Citizens in the future.

We face various challenges to implementing our operating and growth strategies. Since we write policies that cover Florida homes, condominiums, and apartments, we cover losses that may arise from, among other things, catastrophes, which could have a significant effect on our business, results of operations, and financial condition. To mitigate our risk of catastrophic losses, we cede a portion of our exposure to reinsurers under agreements called catastrophe excess of loss reinsurance treaties. Even without catastrophic events, we may incur losses and loss adjustment expenses that deviate substantially from our estimates and that may exceed our reserves, in which case our net income and capital would decrease. Our operating and growth strategies may also be impacted by regulation and supervision of our business by the State of Florida, which must approve our policy forms and premium rates as well as monitor our insurance subsidiary’s ability to meet all requirements for regulatory compliance. Additionally, we compete with large, well-established insurance companies as well as other specialty insurers that, in most cases, possess greater financial resources, larger agency networks, and greater name recognition.

Our Market

The Florida property insurance marketplace has undergone significant changes in recent years that we believe have altered the nature of the competitive landscape. The significant catastrophic losses suffered by insurers and reinsurers during the 2004 and 2005 hurricane seasons resulted in large national and regional insurers reducing their policy exposure in the Florida property insurance market. To help ensure availability of property insurance coverage in Florida, Citizens stepped in to fill the void left by these competitors. As a result, Citizens grew from roughly $210 billion in total insured value at the end of 2005 to $512 billion in 2011, and currently accounts for 29% of the market. Consistent with our assumptions from Citizens, the State additionally focuses on reducing the size of the portfolio held by, or depopulating, Citizens in order to return many of its policies to the private market and reduce the State’s risk of loss to a catastrophic event. We believe we are well positioned to take advantage of this dynamic, and we have accordingly focused our strategy on continuing to grow profitably in the future by selectively increasing our penetration in the Florida homeowners market. In addition, this growth will allow us to explore the expansion of our business into other complementary states or business lines as well.

Our Competitive Strengths

Track record of successful assumptions

From our beginnings we have grown through the assumption of policies either from Citizens or competitors. We believe this has been a highly effective and profitable strategy, allowing us to grow quickly with reduced upfront costs related to policy acquisition expenses and reinsurance costs.

Geographic diversification within Florida

We are diversified geographically within Florida and target having no single county represent more than 10% of our total insured value. As of December 31, 2011, only Broward and Pinellas counties each represented more than 10% of total insured value (17.3% and 12.8%, respectively), with an additional 65 counties in Florida each representing less than 9% of our total insured value.

Underwriting

Although we assume policies from Citizens and others under the original premium rates charged by Citizens or the originating insurer, we actively re-underwrite these policies on renewal in accordance with rates filed with the Florida Office of Insurance Regulation, which reflect our view of appropriate pricing. We strive to offer competitive prices for all our policyholders while seeking an appropriate premium relative to the risk we assume, and seek to maximize retention of our policyholders while focusing on creating a balanced book of the most attractive risks. The success of our underwriting is shown in our consistent track record of producing combined ratios of less than 100 percent for each fiscal year since our inception. We define the combined ratio for any period as the total of all expenses for such period, divided by net premiums earned in the same period.

Reinsurance support

We contract with a number of highly rated or collateralized reinsurers to secure our reinsurance coverage, which is renewed each year on June 1st. A portion of our reinsurance support additionally comes from the

Florida Hurricane Catastrophe Fund (“FHCF”). We work with reinsurance brokers both in the US and the UK leading up to the annual renewal to assist us in modeling the potential total catastrophe losses represented by our in force book of business and selecting the amount of reinsurance coverage we believe best matches our modeled risk. We selectively use our reinsurance subsidiary, Claddaugh Casualty Insurance Company Ltd. (“Claddaugh”), to assume, on a fully collateralized basis, those portions of our reinsurance program that we view as the most cost efficient to retain.

Scalable technology platform positioned for growth

Effective November 18, 2011, we acquired Unthink Technologies, Inc., providing us with approximately 60 staff members, primarily developers and computer programmers, based in Noida, India. These personnel provide us with critical software engineering services, enabling us to create, refine and maintain customized proprietary underwriting and policy administration systems that enhance the efficiency of our insurance operations. We believe our scalable infrastructure allows us to effectively administer a significant volume of policies with reduced back office costs and personnel relative to our competitors.

Experienced management team

Our senior management is critical to our success and we benefit from their significant experience in the property and casualty insurance industry. Paresh Patel, our founder, was instrumental in the development of our policy administration systems which we believe has been key to the success of the business. Richard Allen, our Chief Financial Officer, has over thirty years of experience in property/casualty insurance finance and management, including agency/broker relations, reinsurance and financial controls and reporting and third party administration. In addition, Scott Wallace has joined as President of Homeowners Choice Property & Casualty Insurance Company, Inc., our property and casualty subsidiary, in April 2012. Since 2007, Mr. Wallace has served as the president, chief executive officer and executive director of Citizens. Mr. Wallace has over 30 years of experience in the property and casualty industry, including 24 years at various property and casualty insurance and reinsurance organizations. We believe Mr. Wallace’s experience and relationships in Florida will prove valuable to our existing insurance operations, and his experience leading diversified property and casualty operations will be important as we look to expand into new lines and geographies.

Our Strategies

Since our inception, substantially all of our premium revenue has come primarily from policies we have assumed or acquired from Citizens and one non-affiliated property and casualty insurance company, with the balance of our premium revenue generated from renewal of these assumed policies and traditional policy acquisition methods. Building on these successful transactions, we intend to continue to grow profitably by undertaking the following:

Opportunistic policy assumptions and acquisitions

We intend to continue to selectively assume or acquire policies from Citizens and others, as, when and if we find the terms of any such transaction favorable. We will assess each opportunity based its expected economic contribution to our results and impact on the diversification of our business from a geographic, product or other perspective.

Continued focus on geographic diversification

We intend to continue to diversify our geographic concentration within the state of Florida, and are currently evaluating opportunities to enter Alabama and other states that are complementary to our Florida property insurance business. We believe further increasing our geographic diversification is important in reducing our potential risk of loss from any catastrophic event, as well as helping to reduce our per policy reinsurance costs.

Increased product diversification

As of March 19, 2012, we had approximately 119,000 policies in force. Given the size of our in force policy base, we believe that we have the ability to cross-sell additional insurance products, such as personal automobile insurance, to a relatively large market of existing policyholders with reduced upfront marketing costs. We believe the benefits of selling additional insurance products include enhanced growth, a more diversified book of business and potentially reduced overall reinsurance costs per policy, and as such we may in the future evaluate opportunities to offer additional insurance products.

Continued emphasis on organic growth

In addition to assumptions and acquisitions, our strategy focuses on maintaining and profitably growing our policy portfolio through traditional policy underwriting. We have an in-house staff responsible for new business origination at our corporate headquarters in Tampa, Florida, and supplement this core team with relationships with over 4,000 independent agents. We believe this internal sales capability is sufficient to support our organic growth in our current business line for the foreseeable future, and in particular given the significant investment we have made in information technology to assist in our insurance operations, we can enter new business lines with limited additional investment.

Challenges

As part of your evaluation of our company you should take into consideration the following challenges that we face in implementing or executing on our growth strategies and maintaining our profitability and/or solvency:

Inability to do further take-outs or assumptions

To date we have grown substantially through policy assumptions from Citizens and competitors. We may be unable to execute further takeouts from Citizens or assumptions from competitors on attractive terms or of size to make a meaningful impact in our growth, if at all, and may be unable to either identify or have the ability to take advantage of such transactions in the future.

Geographic concentration

We currently underwrite one line of business, homeowners coverage in the state of Florida, which is coverage with a significant risk of loss from hurricanes and other catastrophic events. In addition, we also own real property assets located in Florida. We may be unable to diversify our property risk either further within Florida or to other states, leaving us exposed to significant risk of loss from a single or multiple catastrophic hurricanes that may affect Florida.

Reliance on third-party reinsurance and the Florida Hurricane Catastrophe Fund

We rely on both third-party reinsurers and the FHCF to backstop our risk of loss from catastrophes in the state of Florida. The coverage that we purchase covers us for first and second loss events, with additional events covered under an aggregate catastrophe layer should the full coverage not be exhausted from the first two events. The reinsurance coverage that we purchase may not be adequate to protect us from multiple loss events or loss beyond our net retention levels, including retention at Claddaugh. In addition, a portion of our reinsurance coverage is provided by the FHCF, which funds its potential liabilities with cash reserves, post event bonds or other external liquidity sources and assessments on insurance companies and their insureds, all of which may not be sufficient to cover potential losses. In addition, reinsurance coverage may not be available in the future or may be significantly more expensive, affecting our ability to transfer risk and our profitability.

Risk in expansion execution

We may be unable to either expand geographically or enter additional business lines due to a lack of attractive profitable opportunities, regulatory hurdles or financial restrictions. As a result, we may remain limited to underwriting one line of business in one state, subject to concentrated catastrophe risk.

Difficultly maintaining our margins

Our profit margins following the assumption of business from Citizens or competitors may be higher initially than we are able to maintain, as the business may be initially assumed with minimal to no upfront acquisition costs and with significantly reduced reinsurance expense. As these policies are covered under new reinsurance treaties beginning each year in June, the profitability of those policies may decline given the associated reinsurance expense under the new treaty.

Seasonality of our business

Our business is seasonal given that tropical storms and hurricanes typically occur from June 1st through November 30th each year. During this period, we are subject to increased loss and loss adjustment expenses from the impact of this storm activity. In addition, we enter into new reinsurance contracts each year on June 1st, the costs of which may vary from year to year depending on many factors.

Uncertainty of loss reserves

Our loss reserves are estimates of future payment obligations with respect to losses we insure. To the extent our actual losses and loss adjustment expenses exceed our expectations, as reflected in our recorded loss reserves, we will be required to increase our loss reserves, resulting in a corresponding reduction in our net income. We are exposed to potential sink hole claims for which there has not been sufficient loss development history, which may result in further reserve charges in the future.

Cyclical changes in the P&C industry

The insurance industry has been historically cyclical, with periods of intense competition, generally associated with excessive capital, alternating with periods that have permitted more favorable premium price levels. The supply of insurance and reinsurance may increase or decrease with the amount of industry capital, which may cause prices to be volatile affecting our profitability.

Regulatory uncertainty

We operate in a highly regulated industry in a highly regulated state. Property insurance in the state of Florida is subject to extensive regulation as well as political scrutiny given the importance of the product to Florida residents. We may be subject to increased capital requirements, rate increases or decreases and other regulatory mandated changes to our business which may affect profitability, required capital or competitiveness.

Capital adequacy

Although we are adequately capitalized to absorb losses under our net retention in any one loss scenario, we may not have sufficient capital to pay all losses under one or more hurricane events that exceed our reinsurance backstop. We may need to raise additional capital in the future to fund our insurance subsidiaries to minimum capital requirements following a significant loss event or worse than anticipated reserve development.

Financial strength rating

Mortgage lenders require homeowners in Florida to have a homeowners policy underwritten by a rated insurer. We are currently rated “A Exceptional” by Demotech, which is sufficient to underwrite business in the state. A downgrade or loss of our rating could result in a substantial loss of business in the event insureds move their business to insurers with a sufficient financial strength rating.

Company Information

Our principal executive offices are located at 5300 West Cypress Street, Suite 100, Tampa, Florida 33607, and our telephone number is (813) 405-3600. Our website address is www.hcpci.com. Information contained on our website is not incorporated by reference into this prospectus supplement, and such information should not be considered to be part of this prospectus supplement.

THE OFFERING

Issuer:	Homeowners Choice, Inc.

Common Stock Offered:	1,600,000 shares

Over-Allotment Option:	We have granted the underwriter an option to purchase up to an additional 240,000 shares of our common stock to cover over-allotments, if any, within 45 days of the date of this prospectus supplement.

Common Stock Outstanding After the Offering:	8,415,613 shares (8,655,613 shares if the underwriter exercises in full its option to purchase additional shares of our common stock).

Use of Proceeds:	We estimate that the net proceeds from this offering after commissions and expenses will be approximately $17,400,000, or approximately $20,100,000 if the underwriter exercises its over-allotment option in full. We intend to use the net proceeds from the sale of our common stock offered by this prospectus supplement for general corporate purposes, including, among others, working capital.

Risk Factors:	See “Risk Factors” beginning on page S-9 of this prospectus supplement and page 4 of the accompanying prospectus, and the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq Global Select Market Symbol:	HCII

The total number of shares of our common stock outstanding after this offering is based on 6,815,613 shares outstanding as of April 18, 2012. Unless otherwise indicated, the number of shares of common stock outstanding presented in this prospectus supplement excludes 402,997 shares of common stock issuable upon exercise of stock options outstanding as of April 18, 2012 at a weighted average exercise price of $2.78 per share, 1,298,459 shares of common stock issuable upon exercise of warrants to purchase shares of our common stock outstanding as of April 18, 2012 at a weighted average exercise price of $9.10 per share, 4,804,800 shares of common stock reserved for issuance under our equity compensation plans, 830,587 shares of common stock issuable upon conversion of preferred stock outstanding, and 240,000 shares of common stock that may be purchased by the underwriter to cover over-allotments, if any.

RISK FACTORS

An investment in shares of our common stock involves a high degree of risk. In addition to the other information included in this prospectus supplement, you should carefully consider each of the following risk factors and those set forth in our most recent Annual Report on Form 10-K on file with the SEC, which is incorporated by reference in this prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to our Business

We currently conduct our insurance business in Florida only. Thus, any single catastrophic event or other condition affecting losses in Florida could adversely affect our financial condition and results of operations.

While we actively manage our exposure to catastrophic events through our underwriting process and the purchase of reinsurance, a single catastrophic event, destructive weather pattern, general economic trend, regulatory development or other condition specifically affecting the state of Florida could have a disproportionately adverse impact on our business, financial condition, and results of operations. In addition, the fact that our business is concentrated in the state of Florida subjects it to increased exposure to certain catastrophic events and destructive weather patterns such as hurricanes, tropical storms, and floods. Changes in the prevailing regulatory, legal, economic, political, demographic, competitive, and other conditions in the state of Florida could also make it less attractive for us to do business in Florida and would have a more pronounced effect on our business than it would on other insurance companies that are geographically diversified. Since our business is concentrated in this manner, the occurrence of one or more catastrophic events or other conditions affecting losses in the state of Florida could have an adverse effect on our business, financial condition, and results of operations.

Our results may fluctuate based on many factors including cyclical changes in the insurance industry.

The insurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity, as well as periods when shortages of capacity permitted an increase in pricing and, thus, more favorable underwriting profits. As premium levels increase, there may be new entrants to the market, which could then lead to a decrease in premium levels. Any of these factors could lead to a significant reduction in premium rates, less favorable policy terms and fewer opportunities to underwrite insurance risks, which could have a material adverse effect on our results of operations and cash flows. In addition to these considerations, changes in the frequency and severity of losses suffered by insureds and insurers may affect the cycles of the insurance business significantly.

We cannot predict whether market conditions will improve, remain constant or deteriorate. Negative market conditions may impair our ability to write insurance at rates that we consider appropriate relative to the risk assumed. If we cannot write insurance at appropriate rates, our business would be materially and adversely affected.

We may be unable to attract and retain qualified personnel.

Our operations are highly dependent on the efforts of our senior executive officers, in particular, our Chief Executive Officer, Paresh Patel and our Chief Financial Officer, Richard Allen. In addition, Scott Wallace joined the Company as President of Homeowners Choice Property & Casualty Insurance Company, Inc., our property casualty subsidiary, in April 2012. The loss of their leadership, industry knowledge and experience could negatively impact our operations. With the exception of Mr. Patel, Mr. Allen and Mr. Wallace, we have no employment agreements with any of our personnel nor do we have any guarantee of any employee’s ongoing service.

We do not have significant redundancy in our operations.

We conduct our business primarily from offices located in Tampa, Florida and the surrounding area where tropical storms could damage our facilities or interrupt our power supply. The loss or significant impairment of functionality in these facilities for any reason could have a material, adverse effect on our business as we do not have significant redundancies to replace either facility if functionality is impaired. We contract with a third party vendor to maintain complete daily backups of our systems, which are stored at the vendor’s facility in Atlanta, Georgia. Access to these databases is strictly controlled and limited to authorized personnel. While we have implemented daily off-site backups, we have not fully tested our plan to recover data in the event of a disaster.

Our information technology systems may fail or suffer a loss of security which could adversely affect our business.

Our business is highly dependent upon the successful and uninterrupted functioning of our computer and data processing systems. We rely on these systems to perform actuarial and other modeling functions necessary for writing business, as well as to handle our policy administration process (i.e., the printing and mailing of our policies, endorsements, renewal notices, etc.). The successful operation of our systems depends on a continuous supply of electricity. The failure of these systems or disruption in the supply of electricity could interrupt our operations. This could result in a material adverse effect on our business.

The development and expansion of our business is dependent upon the successful development and implementation of advanced computer and data processing systems. Because our insurance subsidiary intends to expand its business by writing additional voluntary policies, we are developing new information technology systems to handle and process an increased volume of voluntary policies. The failure of these systems to function as planned could slow our growth and adversely affect our future business volume and results of operations.

Because we believe that our independent agents will play a key role in our efforts to increase the number of voluntary policies written by our insurance subsidiary, we are also in the process of developing business platforms and distribution initiatives that will allow us to provide information to, and exchange information with, our agents in an effective and efficient manner. These systems are intended to provide us with current information regarding the insurance markets in which we operate, therefore permitting us to adjust our selective underwriting criteria as needed to rapidly respond to market changes. In the event that the development of these systems does not proceed as planned, the expansion of our business could be delayed. Internet disruptions or system failures once these systems are fully operational could also adversely affect our future business volume and results of operations.

In addition, a security breach of our computer systems could damage our reputation or result in liability. We retain confidential business information in our computer systems. We may be required to spend significant capital and other resources to protect against security breaches or to alleviate problems caused by such breaches. It is critical that these facilities and infrastructure remain secure. Despite the implementation of security measures, this infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems. In addition, we could be subject to liability if hackers were able to penetrate our network security or otherwise misappropriate confidential information.

Increased competition, competitive pressures, industry developments, and market conditions could affect the growth of our business and adversely impact our financial results.

The property and casualty insurance industry in Florida is cyclical and, during times of increased capacity, highly competitive. We compete not only with other stock companies but also with mutual companies, other underwriting organizations and alternative risk sharing mechanisms. Our principal lines of business are written by numerous other insurance companies. Competition for any one account may come from very large, well-established national companies, smaller regional companies, other specialty insurers in our field, and other companies that write insurance only in Florida. Many of these competitors have greater financial resources, larger agency networks and greater name recognition than our company. We compete for business not only on the basis of price, but also on the basis of financial strength, types of coverage offered, availability of coverage desired by customers, commission structure, and quality of service. We may have difficulty continuing to compete successfully on any of these bases in the future. Competitive pressures coupled with market conditions may affect our rate of premium growth and financial results.

Our ability to compete in the property and casualty insurance industry and our ability to expand our business may be negatively affected by the fact that we are a new company. As a company that has been in business for less than five years, we are not eligible to be rated by A.M. Best. While our insurance subsidiary has obtained a Demotech rating of “A Exceptional,” which is accepted by mortgage companies operating in the state of Florida, mortgage companies in other states may require homeowners to obtain property insurance from an insurance company with a certain minimum A.M. Best rating. As a result, the minimum A.M. Best rating requirement may also prevent us from expanding our business into other states in the near term, which may in turn limit our ability to compete with large, national insurance companies and certain regional insurance companies.

There are inherent limitations and risks related to our projections and our estimates of claims and loss reserves. If our actual losses exceed our loss reserves, our financial results, our ability to expand our business, and our ability to compete in the property and casualty insurance industry may be negatively affected. In addition, industry developments could further increase competition in our industry. These developments could include —

•

an influx of new capital in the marketplace as existing companies attempt to expand their businesses and new companies attempt to enter the insurance business as a result of better pricing and/or terms;

•	programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other alternative markets types of coverage;

•	changes in Florida’s regulatory climate; and

•

the passage of federal proposals for an optional federal charter that would allow some competing insurers to operate under regulations different or less stringent than those applicable to our insurance subsidiary.

These developments and others could make the property and casualty insurance marketplace more competitive by increasing the supply of insurance available.

If competition limits our ability to write new business at adequate rates, our future results of operations would be adversely affected.

If our actual losses from insureds exceed our loss reserves, our financial results would be adversely affected.

Our objective is to establish loss reserves that are adequate and represent management’s best estimate; that is, the amounts initially recorded as reserves should approximate the ultimate cost to investigate and settle a specific claim. However, the process of establishing adequate reserves is complex and inherently uncertain, and the ultimate cost of a claim may vary materially from the amounts reserved. We regularly monitor and evaluate loss and loss adjustment expense reserve development to verify reserve adequacy.

Due to these uncertainties, the ultimate losses may vary materially from current loss reserves which could have a material adverse effect on our future financial condition, results of operations and cash flows.

The failure of our claims department to pay claims accurately could adversely affect our business, financial results and capital requirements.

We rely on our claims department to accurately evaluate and pay the claims made under our policies. Many factors could affect the ability of our claims department to accurately evaluate and pay claims, including the accuracy of our external independent adjusters as they make their assessments and submit their estimates of damages; the training, background, and experience of our claims representatives; the ability of our claims department to ensure consistent claims handling given the input by our external independent adjusters; the ability of our claims department to translate the information provided by our external independent adjusters into acceptable claims settlements; the ability of our claims department to maintain and update its claims handling procedures and systems as they evolve over time based on claims and geographical trends in claims reporting. Any failure to pay claims accurately could lead to material litigation, undermine our reputation in the marketplace, impair our corporate image and negatively affect our financial results.

The effects of emerging claim and coverage issues on our business are uncertain.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued insurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance contracts may not be known for many years after a contract is issued and renewed, and our financial position and results of operations may be adversely affected.

If we are unable to expand our business because our capital must be used to pay greater than anticipated claims, our financial results may suffer.

Our future growth will depend on our ability to expand the number of insurance policies we write in Florida, to expand the kinds of insurance products we offer, and to expand the geographic markets in which we do business, all balanced by the insurance risks we choose to assume and cede. Our existing sources of funds include possible sales of our securities and our earnings from operations and investments. Unexpected catastrophic events in our market areas, such as the hurricanes experienced in Florida, may result in greater claims losses than anticipated, which could require us to limit or halt our growth while we redeploy our capital to pay these unanticipated claims unless we are able to raise additional capital.

We may require additional capital in the future which may not be available or may only be available on unfavorable terms.

Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. Other than the proceeds from this offering, we currently have no commitments or arrangements for any additional financing. To the extent that our present capital and the net proceeds of this offering are insufficient to meet future operating requirements or to cover losses, we may need to raise additional funds through financings or curtail our growth. Based on our current operating plan, we believe current capital together with our anticipated retained earnings will support our operations. However, we cannot provide any assurance in that regard, since many factors will affect our capital needs and their amount and timing, including our growth and profitability, and the availability of reinsurance, as well as possible acquisition opportunities, market disruptions and other unforeseeable developments. If we require additional capital, it is possible that equity or debt financing may not be available at all or may be available only on terms that are not favorable to us. In the case of equity financings, dilution to our shareholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of existing shareholders. If we cannot obtain adequate capital on favorable terms or at all, our business, financial condition or results of operations could be materially adversely affected.

Our financial results may be negatively affected by the fact that a portion of our income is generated by the investment of our company’s capital and surplus, premiums and loss reserves.

A portion of our income is, and likely will continue to be, generated by the investment of our company’s capital and surplus, premiums and loss reserves. The amount of income so generated is a function of our investment policy, available investment opportunities, and the amount of capital and surplus, premium and loss reserves invested. As we continue to grow and to deploy our capital, the proportion of income invested will decrease, and investment income will make up a smaller percentage of our net revenue. At December 31, 2011, approximately 74% of our available cash was invested in money market accounts or in bank deposits (i.e., CDs) that generally mature in no more than thirteen months and approximately 26% was invested in fixed maturity and equity securities. We may alter our investment policy to accept higher levels of risk with the expectation of higher returns. Fluctuating interest rates and other economic factors make it impossible to estimate accurately the amount of investment income that will be realized. In fact, we may realize losses on our investments.

We have exposure to unpredictable catastrophes, which can materially and adversely affect our financial results.

We write insurance policies that cover homeowners, condominium owners, and tenants for losses that result from, among other things, catastrophes. We additionally own real property located in Florida. We are therefore subject to losses, including claims under policies we have written, arising out of catastrophes that may have a significant effect on our business, results of operations, and financial condition. A significant catastrophe could also have an adverse effect on our reinsurers. Catastrophes can be caused by various events, including hurricanes, tropical storms, tornadoes, windstorms, earthquakes, hailstorms, explosions, power outages, fires and by man-made events, such as terrorist attacks. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Our policyholders are currently concentrated in Florida, which is especially subject to adverse weather conditions such as hurricanes and tropical storms. Therefore, although we attempt to manage our exposure to catastrophes through our underwriting process and the purchase of reinsurance protection, an especially severe catastrophe or series of catastrophes could exceed our reinsurance protection and may have a material adverse impact on our results of operations and financial condition. See the risk factor below entitled “Reinsurance coverage may not be available to us in the future at commercially reasonable rates or at all and we risk non-collectability of reinsurance amounts due us from reinsurers with which we have contracted.”

Industry trends, such as increased litigation against the insurance industry and individual insurers, the willingness of courts to expand covered causes of loss, rising jury awards, and the escalation of loss severity may contribute to increased costs and to the deterioration of the reserves of our insurance subsidiary.

Loss severity in the property and casualty insurance industry has continued to increase in recent years, principally driven by larger court judgments. In addition, many legal actions and proceedings have been brought on behalf of classes of complainants, which can increase the size of judgments. The propensity of policyholders and third party claimants to litigate and the willingness of courts to expand causes of loss and the size of awards may render our loss reserves inadequate for current and future losses.

Reinsurance coverage may not be available to us in the future at commercially reasonable rates or at all and we risk non-collectability of reinsurance amounts due us from reinsurers with which we have contracted.

Reinsurance is the practice of transferring part of an insurance company’s liability and premium under an insurance policy to another insurance company. We use reinsurance arrangements to limit and manage the amount of risk we retain, to stabilize our underwriting results and to increase our underwriting capacity. The cost of such reinsurance is subject to prevailing market conditions beyond our control such as the amount of capital in the reinsurance market and natural and man-made catastrophes. We cannot be assured that reinsurance will remain continuously available to us in the amounts we consider sufficient and at prices acceptable to us. As a result, we may determine to increase the amount of risk we retain or look for other alternatives to reinsurance, which could in turn have a material adverse effect on our financial position, results of operations and cash flows.

With respect to the reinsurance treaties we currently have in effect, our ability to recover amounts due from reinsurers is subject to the reinsurance company’s ability and willingness to pay and to meet their obligations to us. While we attempt to select financially strong reinsurers with an A.M. Best rating of “A-” or better and monitor from time to time their financial condition, we rely principally on A.M. Best, our broker, and other rating agencies in determining their ability to meet their obligations to us. Any failure on the part of any one reinsurance company to meet its obligations to us could have a material adverse effect on our financial condition or results of operations.

The failure of the risk mitigation strategies we utilize could have a material adverse effect on our financial condition or results of operations.

We utilize a number of strategies to mitigate our risk exposure, which include:

•	engaging in vigorous underwriting;

•	carefully evaluating terms and conditions of our policies;

•	focusing on our risk aggregations by geographic zones and other bases; and

•	ceding insurance risk to reinsurance companies.

However, there are inherent limitations in all of these tactics. We cannot provide assurance that an event or series of unanticipated events will not result in loss levels which could have a material adverse effect on our financial condition or results of operations.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or our results of operations.

Our underwriting process is designed to limit our exposure to known risks, including but not limited to exclusions relating to homes in close proximity to the coast line. Various provisions of our policies, such as limitations or exclusions from coverage which have been negotiated to limit our risks, may not be enforceable in the manner we intend.

In addition, the policies we issue contain conditions requiring the prompt reporting of claims to us and our right to decline coverage in the event of a violation of that condition. While our insurance product exclusions and limitations reduce the loss exposure to us and help eliminate known exposures to certain risks, it is possible that a court or regulatory authority could nullify or void an exclusion or legislation could be enacted modifying or barring the use of such endorsements and limitations in a way that would adversely effect our loss experience, which could have a material adverse effect on our financial condition or results of operations.

In the future, we may rely on independent agents to write our insurance policies, and if we are not able to contract with and retain independent agents, our revenues would be negatively affected.

In the future, we may begin writing a significant number of insurance policies through independent agents unrelated to the Citizens’ take-out program. We refer to these policies as voluntary policies. Although voluntary policies comprise a minute percentage of our business, we expect to increase the number of voluntary policies we write as our business expands. An inability to sell our products through independent agents would negatively affect our revenues.

Many of our competitors rely on independent agents. As a result, we must compete with other insurers for independent agents’ business. Our competitors may offer a greater variety of insurance products, lower premiums for insurance coverage, or higher commissions to their agents. If our products, pricing and commissions do not remain competitive, we may find it more difficult to attract business from independent agents to sell our products. A material reduction in the amount of our products that independent agents sell could negatively affect our revenues.

Our success depends on our ability to accurately price the risks we underwrite.

The results of our operations and our financial condition depend on our ability to underwrite and set premium rates accurately for a wide variety of risks. Rate adequacy is necessary to generate sufficient premiums to pay losses, loss adjustment expenses, and underwriting expenses and to earn a profit. In order to price our products accurately, we must collect and properly analyze a substantial amount of data; develop, test and apply appropriate rating formulas; closely monitor and timely recognize changes in trends; and project both severity and frequency of losses with reasonable accuracy. Our ability to undertake these efforts successfully, and as a result price our products accurately, is subject to a number of risks and uncertainties, some of which are outside our control, including —

•	the availability of sufficient reliable data and our ability to properly analyze available data;

•	the uncertainties that inherently characterize estimates and assumptions;

•	our selection and application of appropriate rating and pricing techniques;

•	changes in legal standards, claim settlement practices, and restoration costs; and

•	legislatively imposed consumer initiatives.

In addition, we could under price risks, which would negatively affect our profit margins. We could also overprice risks, which could reduce our sales volume and competitiveness. In either event, our profitability could be materially and adversely affected.

Current operating resources are necessary to develop future new insurance products.

We currently intend to expand our product offerings by underwriting additional insurance products and programs, and marketing them through our independent agent network. Expansion of our product offerings will result in increases in expenses due to additional costs incurred in actuarial rate justifications, software and personnel. Offering additional insurance products will also require regulatory approval, further increasing our costs and potentially affecting the speed with which we will be able to pursue new market opportunities. We cannot assure you that we will be successful bringing new insurance products to our marketplace.

As an insurance holding company, we are currently subject to regulation by the state of Florida and in the future may become subject to regulation by certain other states or a federal regulator.

All states regulate insurance holding company systems. State statutes and administrative rules generally require each insurance company in the holding company group to register with the department of insurance in its state of domicile and to furnish information concerning the operations of the companies within the holding company system which may materially affect the operations, management or financial condition of the insurers within the group. As part of its registration, each insurance company must identify material agreements, relationships and transactions with affiliates, including without limitation loans, investments, asset transfers, transactions outside of the ordinary course of business, certain management, service, and cost sharing agreements, reinsurance transactions, dividends, and consolidated tax allocation agreements.

Insurance holding company regulations generally provide that transactions between an insurance company and its affiliates must be fair and equitable, allocated between the parties in accordance with customary accounting practices, and fully disclosed in the records of the respective parties. Many types of transactions between an insurance company and its affiliates, such as transfers of assets among such affiliated companies, certain dividend payments from insurance subsidiaries and certain material transactions between companies within the system may be subject to prior approval by, or prior notice to, state regulatory authorities. If we are unable to obtain the requisite prior approval for a specific transaction, we would be precluded from taking the action which could adversely affect our operations.

In addition, state insurance regulations also frequently impose notice or approval requirements for the acquisition of specified levels of ownership in the insurance company or insurance holding company. For example, Section 428.461, Florida Statutes, states that a person may not, individually or in conjunction with any affiliated person of such person, acquire directly or indirectly, conclude a tender offer or exchange offer for, enter into any agreement to exchange securities for, or otherwise finally acquire 5 percent or more of the outstanding voting securities of a domestic stock insurer or of a controlling company, unless certain notice and approval requirements are complied with.

We currently operate only in the state of Florida. In the future, we may become authorized to transact business in other states and therefore will become subject to the laws and regulatory requirements of those states. These regulations may vary from state to state, and states occasionally may have conflicting regulations. Since Florida is our state of domicile, Florida laws will generally take precedence. Currently, the federal government’s role in regulating or dictating the policies of insurance companies is limited. However, Congress, from time to time, considers proposals that would increase the role of the federal government in insurance regulation, either in addition to or in lieu of state regulation. The impact of any future federal insurance regulation on our insurance operations is unclear and may adversely impact our business or competitive position.

Our insurance subsidiary is subject to extensive regulation which may reduce our profitability or limit our growth. Moreover, if we fail to comply with these regulations, we may be subject to penalties, including fines and suspensions, which may adversely affect our financial condition and results of operations.

The insurance industry is highly regulated and supervised. Our insurance subsidiary is subject to the supervision and regulation of the state in which it is domiciled (Florida) and the state(s) in which it does business (currently only Florida). Such supervision and regulation is primarily designed to protect our policyholders rather than our shareholders. These regulations are generally administered by a department of insurance in each state and relate to, among other things —

•	the content and timing of required notices and other policyholder information;

•	the amount of premiums the insurer may write in relation to its surplus;

•	the amount and nature of reinsurance a company is required to purchase;

•	participation in guaranty funds and other statutorily-created markets or organizations;

•	business operations and claims practices;

•	approval of policy forms and premium rates;

•	standards of solvency, including risk-based capital measurements;

•	licensing of insurers and their products;

•	restrictions on the nature, quality and concentration of investments;

•	restrictions on the ability of our insurance subsidiary to pay dividends to us;

•	restrictions on transactions between insurance company subsidiaries and their affiliates;

•	restrictions on the size of risks insurable under a single policy;

•	requiring deposits for the benefit of policyholders;

•	requiring certain methods of accounting;

•	periodic examinations of our operations and finances;

•	prescribing the form and content of records of financial condition required to be filed; and

•	requiring reserves as required by statutory accounting rules.

The Florida Office of Insurance Regulation and regulators in other jurisdictions where we may become licensed and offer insurance products conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to financial condition, holding company issues and other matters. These regulatory requirements may adversely affect or inhibit our ability to achieve some or all of our business objectives. These regulatory authorities also conduct periodic examinations into insurers’ business practices. These reviews may reveal deficiencies in our insurance operations or differences between our interpretations of regulatory requirements and those of the regulators.

In addition, regulatory authorities have relatively broad discretion to deny or revoke licenses for various reasons, including the violation of regulations. In some instances, we follow practices based on our interpretations of regulations or practices that we believe may be generally followed by the industry. These practices may turn out to be different from the interpretations of regulatory authorities. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us. This could adversely affect our ability to operate our business.

Finally, changes in the level of regulation of the insurance industry or changes in laws or regulations themselves or interpretations by regulatory authorities could adversely affect our ability to operate our business, reduce our profitability and limit our growth.

Our marina operations are subject to regulation under various federal, state, and local laws concerning the environment, including laws addressing the discharge of pollutants into the air and water and the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites.

We could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions and third-party damage or personal injury claims, if in the future we were to violate or become liable under environmental laws. With respect to an existing environmental remediation plan we assumed in April 2011 when we acquired the property in Tierra Verde, Florida, there can be no assurance that the remediation plan will be successful or that the cost will not exceed the $150,000 accrued at acquisition. This matter is described in Note 14 — “Commitments and Contingencies” to our consolidated financial statements under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated herein by reference.

Our operations in India expose us to additional risks which could negatively impact our business, operating results, and financial condition.

Our India operations expose us to additional risks including currency exchange rate fluctuations and risks related to other challenges caused by distance, language, and compliance with Indian labor laws and other complex foreign and U.S. laws and regulations that apply to our India operations. These numerous and sometimes conflicting laws and regulations include anti-corruption laws, such as the Foreign Corrupt Practices Act, and other local laws prohibiting corrupt payments to governmental officials, among others. Violations of these laws and regulations could result in fines and penalties, or criminal sanctions against us, our officers, or our employees. Although policies and procedures are designed to ensure compliance with these laws and regulations, there can be no assurance that our employees, contractors, or agents will not violate our policies.

Risks Related to our Common Stock and this Offering

Future sales of our common stock could adversely affect the market price of our common stock, and our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of shares of our common stock and our ability to raise capital. We may issue additional shares of our common stock in future financing transactions or as incentive compensation for our executives and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances.

We have not determined a specific use of the net proceeds from this offering. Our management will have broad discretion over the use of the net proceeds from this offering.

Although we intend to use the net proceeds from the sale of our common stock offered by this prospectus supplement for general corporate purposes, including, among others, working capital, we have not determined a specific use of such net proceeds. Our management will use its discretion to direct the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management’s judgments may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions. Our failure to apply these funds effectively could adversely affect our business, financial condition and results of operations.

You may not receive dividends on your common stock, and your right to receive dividends is limited by the dividend rights of the holders of shares of our outstanding preferred stock.

Generally speaking, holders of our common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available for dividends. However, the right of holders of our common stock to receive dividends is subject to the preferential dividend right of the holders of our 7.0% Series A Cumulative Redeemable Preferred Stock (“Series A Preferred Stock”), who are entitled to receive preferential cumulative cash dividends at the rate of 7.0% per year of the $10.00 liquidation preference per share. The terms of our Series A Preferred Stock further limit the rights of the holders of our common stock by: (a) prohibiting our board of directors from declaring, paying or setting apart for payment any dividends on our common stock (other than a dividend payable in capital stock ranking junior to our Series A Preferred Stock as to dividends and upon liquidation) if, after the tenth day after a dividend accrual date for our Series A Preferred Stock, we have not paid, in full, the cumulative dividends due to the holders of our Series A Preferred Stock, and (b) prohibiting us from redeeming, purchasing, or otherwise acquiring for consideration (or making moneys be paid to or made available for a sinking fund for the redemption of) any shares of our common stock unless full cumulative dividends on our Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then-current dividend period. As a result of these limitations, and the fact that the declaration and payment of dividends on our common stock is generally subject to the discretion of our board of directors taking into account such factors as they may consider relevant in determining whether dividends should be paid, you may not receive dividends on your common stock and the market price of our common stock could be adversely affected.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company, the holders of our Series A Preferred Stock will be entitled to receive liquidation payments prior to the holders of our common stock.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company, the holders of our Series A Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $10.00 per share, in cash or property at its fair market value as determined by our board of directors, plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of our common stock. Therefore, there can be no assurance that holders of our common stock will receive any payments upon such liquidation, dissolution or winding up.

The conversion of our Series A Preferred Stock and/or the exercise of our outstanding warrants could result in a substantial number of additional shares of our common stock being issued, which would dilute the ownership percentage of the holders of our common stock.

Our Series A Preferred Stock is convertible, in whole or in part, at any time, at the option of the holders thereof, into authorized but previously unissued shares of our common stock at a conversion price of $10.00 per share of common stock (equivalent to an initial conversion rate of one share of common stock for each share of Series A Preferred Stock), subject to proportionate adjustment in the event of stock splits, reverse stock splits, stock dividends, or similar changes with respect to our common stock (provided that such conversion rights are cancellable by us under certain circumstances). As of April 18, 2012, 2,591,918 warrants are outstanding to purchase 1,298,459 shares of common stock at the exercise price of $9.10 per share. The number of shares of common stock that we may be required to issue upon conversion of shares of our Series A Preferred Stock and/or the exercise of our outstanding warrants could be significant and dilutive to the holders of our common stock. In addition, such issuances could adversely affect the market price of our common stock.

Our board of directors may issue, without shareholder approval, additional shares of preferred stock that may adversely affect the rights of the holders of our common stock.

Our board of directors is authorized to issue, without further action by our shareholders, up to 18,500,000 shares of “blank check” preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted or imposed on such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be superior to the rights, preferences and privileges of our common stock (but which must be on parity with certain rights, preferences and privileges of our Series A Preferred Stock). The fact that our board of directors may, at any time, decide to issue and sell another series of preferred stock with rights, preferences and privileges that are superior to the rights, preferences, and privileges of our common stock may negatively affect the market price of our common stock and the ability of the holders of our common stock to sell their shares. In addition, the issuance of shares of such preferred stock could also adversely affect the voting power of the holders of our common stock; make it more difficult for a third party to gain control of our company; discourage bids for our common stock at a premium; or further limit or eliminate any payments that the holders of our common stock could expect to receive upon liquidation of our company.

Our governing documents and Florida law may discourage takeover attempts and may result in entrenchment of management.

Our articles of incorporation (as amended), our bylaws (as amended), and Florida law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our shareholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock. For example:

•

The Florida Control Share Act provides that shares acquired in a “control share acquisition” will not have voting rights unless the voting rights are approved by a majority of the corporation’s disinterested shareholders. A “control share acquisition” is an acquisition, in whatever form, of voting power in any of the following ranges: (a) at least 20% but less than 33  1/3% of all voting power, (b) at least 33  1/3% but less than a majority of all voting power, or (c) a majority or more of all voting power.

•

The Florida Affiliated Transactions Act requires supermajority approval by disinterested shareholders of certain specified transactions between a public company and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

•

Special meetings of our shareholders may be called by our President, the Chairman of our board of directors, the board of directors, or by the holders of not less than one-tenth (1/10) of all the shares entitled to vote at the meeting.

•	A director may be removed with or without cause, at a meeting of the shareholders called expressly for that purpose, as provided in Section 607.0808, Florida Statutes.

•	We have a staggered board of directors, which means that approximately one-third of our directors are elected each year.

•

Our bylaws may be further amended by a majority of the shareholders entitled to vote thereon present at any shareholders’ meeting if notice of the proposed action was included in the notice of the meeting or is waived in writing by a majority of the shareholders entitled to vote thereon.

•

Subject to the rights of the holders of our Series A Preferred Stock (which are described in the articles of amendment to our articles of incorporation setting forth the rights, preferences and limitations of our Series A Preferred Stock), our board of directors is authorized to issue up to 18,500,000 shares of “blank check” preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted or imposed on such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of our common stock.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement and the information incorporated by reference in this prospectus supplement, other than purely historical information, including without limitation estimates, projections, outlook, guidance, statements relating to our business plans, strategy, objectives, expected operating results and future financial position, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements will be included in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and other documents that we file from time to time with the SEC that are incorporated by reference into this prospectus supplement. Numerous important factors described in this prospectus supplement and the information incorporated by reference in this prospectus supplement could affect these statements and could cause actual results to differ materially from our expectations. We assume no obligation, and disclaim any duty, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering after commissions and expenses will be approximately $17,400,000, or approximately $20,100,000 if the underwriter’s over-allotment option is exercised in full. We intend to use the net proceeds from this offering primarily for our general corporate purposes, including, among others, working capital.

UNDERWRITING

The underwriters named below have severally agreed, subject to the terms and conditions set forth in the underwriting agreement by and between us and Houlihan Lokey Capital, Inc., as representative of the underwriters, to purchase from us the respective number of shares of common stock set forth opposite each underwriter’s name in the table below. Houlihan Lokey Capital, Inc. is acting as managing underwriter for this offering.

Underwriter	Number of Shares
Houlihan Lokey Capital, Inc.	720,000
Sidoti & Company, LLC	720,000
Knight Capital Americas, L.P.	160,000

Total	1,600,000

This offering will be underwritten on a firm commitment basis. In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase the shares of common stock being sold pursuant to this prospectus supplement at a price per share equal to the public offering price less the underwriting discount specified on the cover page of this prospectus supplement. According to the terms of the underwriting agreement, the underwriters either will purchase all of the shares or none of them. In the event of default by any underwriter, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters have an option to buy up to 240,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters may exercise this option at any time and from time to time during the 45-day period from the date of this prospectus supplement. If any additional shares of common stock are purchased, the underwriters will offer the additional shares of common stock on the same terms as those on which the shares are being offered.

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates.

We, our executive officers and directors have entered into lock-up agreements with Houlihan Lokey Capital, Inc., on behalf of the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of Houlihan Lokey Capital, Inc., subject to limited exceptions, offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, or announce the intention to otherwise dispose of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or enter into any swap, hedge or other agreement or arrangement that transfers in whole or in part, the economic risk of ownership of any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock, or engage in any short selling of any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement.

Notwithstanding the termination of the lock-up period outlined above, and subject to certain exceptions, in the event that either (i) during the last 17 days of the lock-up period, we issue an earnings release or material news or a material event relating to us occurs, or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, then the expiration of the lock-up period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or material event, as applicable, unless Houlihan Lokey Capital, Inc. waives, in writing, such extension. At any time and without public notice, Houlihan Lokey Capital, Inc. may in its sole discretion release all or some of the securities from these lock-up agreements.

The representative of the underwriters has advised us that the underwriters propose to offer our common stock to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.35 per share. The underwriters will offer the shares subject to prior sale and subject to receipt and acceptance of the shares by the underwriters. The underwriters may reject any order to purchase shares in whole or in part. The underwriters expect that we will deliver the shares to the underwriters through the facilities of The Depository Trust Company in New York, New York on or about April 25, 2012. At that time, the underwriters will pay us for the shares in immediately available funds. After commencement of the public offering, the representatives may change the public offering price and other selling terms.

The following table summarizes the compensation to be paid by us to the underwriters.

	Per Share	Total
Public offering price	$11.75	$18,800,000
Underwriting discounts and commissions	$0.705	$1,128,000
Proceeds before expenses	$11.045	$17,672,000

The expenses of the offering are estimated to be approximately $205,000. We are responsible for all expenses related to the offering, whether or not it is completed.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities for misstatements in the registration statement of which this prospectus supplement forms a part, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make in respect thereof.

The representative has informed us that the underwriters intend to deliver all copies of this prospectus supplement via electronic means, via hand delivery or through mail or courier services.

In connection with this offering, the underwriters and other persons participating in this offering may engage in transactions which affect the market price of the common stock. These may include stabilizing transactions. Stabilizing transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock. These transactions, which may be effected on the NASDAQ Global Select Market or otherwise, may stabilize, maintain or otherwise affect the market price of our common stock and could cause the price to be higher than it would be without these transactions. The underwriters and other participants in this offering are not required to engage in any of these activities and may discontinue any of these activities at any time without notice.

The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing our common stock in this offering if the underwriting syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of our common stock.

The foregoing transactions, if commenced, may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock. Neither we nor any of the underwriters makes any representation that the underwriters will engage in any of these transactions and these transactions, if commenced, may be discontinued at any time without notice. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of the effect that the transactions described above, if commenced, may have on the market price of our common stock.

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ website and any information contained in any other websites maintained by the underwriters is not part of this prospectus supplement or the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part.

The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement. A copy of the underwriting agreement will be included as an exhibit to our Current Report on Form 8-K that will be filed with the SEC and incorporated by reference into the Registration Statement of which this prospectus supplement forms a part. See “Where You Can Find More Information” beginning on page S-24 of this prospectus supplement.

The underwriters and their respective affiliates may provide various investment banking, financial advisory and other services to us and our affiliates for which services they may receive customary fees. In the course of their businesses, the underwriters and their respective affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their respective affiliates may at any time hold long or short positions in such securities or loans.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by the law firm of Foley & Lardner LLP, Tampa, Florida. One of our directors, Martin Traber, is a partner at the law firm of Foley & Lardner LLP, and since our inception in 2007, the firm has provided legal representation to us on certain matters, including the preparation of this offering. Fees billed to us by Foley & Lardner LLP have represented less than 1% of the firm’s fee revenue. The legal services were provided on an arm’s-length basis, and paid for at fair market value. We believe that such services were effected on terms no less favorable to us than those that would have been realized in transactions with unaffiliated entities or individuals.

Greenberg Traurig, LLP, Tysons Corner, Virginia advised the underwriters in connection with this offering of common stock.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2011 have been audited by Hacker, Johnson & Smith, PA, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Attorneys with Foley & Lardner LLP representing us with respect to this offering beneficially owned (excluding options) approximately 125,683 shares of our common stock and owned options to purchase 112,997 shares of our common stock as of the date of this prospectus supplement, all of which are currently exercisable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy that information at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, including Homeowners Choice, Inc., that file electronically with the SEC. The address of that site is http://www.sec.gov. Our SEC filings are also available on our website, located at http://www.hcpci.com. The information on our website is not part of this prospectus supplement.

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information that is superseded by information that is included directly in this document.

We specifically incorporate by reference into this prospectus supplement the following documents filed with the SEC (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 of Form 8-K, and no such information shall be deemed specifically incorporated by reference hereby):

•	our Annual Report on Form 10-K for the year ended December 31, 2011 (as filed on March 30, 2012);

•	our Current Reports on Form 8-K filed on March 8, 2012, March 14, 2012, and April 2, 2012; and

•

the description of our common stock contained in the Registration Statement on Form 8-A/A filed on July 23, 2008, including any amendments or reports filed for the purposes of updating such description.

We also incorporate by reference all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus supplement is a part and until we terminate the offering (except, in each case, for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act). Our subsequent filings with the SEC will automatically update and supersede information in this prospectus supplement.

You may obtain a copy of any of the documents incorporated by reference in this prospectus supplement at no cost by writing to or calling our General Counsel, Andrew Graham, at:

Homeowners Choice, Inc.

Attn: Andrew Graham

5300 West Cypress Street, Suite 100

Tampa, Florida 33607

(813) 405-3600

You should not assume that the information in this prospectus supplement or the accompanying prospectus, as well as the information we file or previously filed with the SEC that we incorporate by reference in these documents, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since that date.

5,000,000 Shares

Common Stock

Homeowners Choice, Inc. may offer and sell from time to time, on terms that we will determine at the time of each offering, up to an aggregate amount of 5,000,000 shares of our common stock.

Each time common stock is sold using this prospectus, we will provide a supplement to this prospectus containing specific information about the offering, including the offering price. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference before you invest.

We may offer and sell these shares of our common stock to or through underwriters, dealers or agents, or directly to investors, on a continued or a delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “HCII.” On April 2, 2012, the last reported sale price on the Nasdaq Global Select Market was $12.83 per share.

Investing in our common stock involves a high degree of risk. Risks associated with an investment in our common stock will be described in the applicable prospectus supplement, any related free writing prospectus and certain of our filings with the Securities and Exchange Commission, as described in the section entitled “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 9, 2012.

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, references in this prospectus to “we,” “us,” “our,” “our company,” “the Company,” and “HCI” refer to Homeowners Choice, Inc. and its subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or “SEC,” utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of those securities. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information about the terms of that offering. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any related free writing prospectus together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or any related free writing prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell nor soliciting offers to buy, nor will we make an offer to sell nor solicit an offer to buy, securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any supplement to this prospectus, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement is accurate only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT HOMEOWNERS CHOICE, INC.

Our Business

General Overview

Homeowners Choice, Inc. is an insurance holding company incorporated in Florida in 2006. Through our subsidiaries, we provide homeowners’ insurance to Florida property owners, including renters and condominium owners. We offer these insurance products at competitive rates, while pursuing profitability using selective underwriting criteria. Our principal revenues are gross earned premiums and investment income. Our largest cost is premiums paid (or ceded) to reinsurers to mitigate risks primarily associated with hurricanes and other catastrophic events. Our principal expenses are claims from policyholders, expenses associated with investigating and settling policyholder claims, policy acquisition costs, and other underwriting expenses.

We began operations in June of 2007 by participating in a “take-out program” through which we assumed insurance policies held by Citizens Property Insurance Corporation (“Citizens”), a Florida state-supported insurer. The take-out program is a legislatively mandated program designed to reduce the state’s risk exposure by encouraging private companies to assume policies from Citizens. Policies were assumed in eight separate assumption transactions which took place in July and November 2007, February, June, October and December 2008, December 2009, and December 2010. In addition, in November 2011, we assumed certain rights and obligations under approximately 70,000 policies issued by HomeWise Insurance Company. (See “Recent Developments” below.) Substantially all of our premium revenue since inception has come from the policies acquired in these assumption transactions. As of March 19, 2012, we had approximately 119,000 policies in force representing approximately $225 million in annualized premiums.

Citizens requires us to offer renewals on the policies we acquire in the take-out program for a period of three years subsequent to the initial expiration of the assumed policies. The policyholders have the option to renew with us or they may ask their agent to place their coverage with another insurance company. With respect to the assumptions through December 31, 2009, policyholders could also elect to return to Citizens, i.e. opt out, prior to the policy renewal date. With respect to our December 31, 2010 assumption of policies, the opt-out provision was limited to thirty days from the assumption date. We strive to retain these policies by offering competitive rates to our policyholders. We expect to do additional assumption transactions with Citizens in the future.

We face various challenges to implementing our operating and growth strategies. Since we write policies that cover Florida homeowners, condominium owners, and tenants, we cover losses that may arise from, among other things, catastrophes, which could have a significant effect on our business, results of operations, and financial condition. To mitigate our risk of catastrophic losses, we cede a portion of our exposure to reinsurers under agreements called catastrophe excess of loss reinsurance treaties. Even without catastrophic events, we may incur losses and loss adjustment expenses that deviate substantially from our estimates and that may exceed our reserves, in which case our net income and capital would decrease. Our operating and growth strategies may also be impacted by regulation and supervision of our business by the State of Florida, which must approve our policy forms and premium rates as well as monitor our insurance subsidiary’s ability to meet all requirements for regulatory compliance. Additionally, we compete with large, well-established insurance companies as well as other specialty insurers that, in most cases, possess greater financial resources, larger agency networks, and greater name recognition.

Recent Developments

Effective November 1, 2011, we assumed certain rights and obligations with respect to approximately 70,000 Florida homeowners insurance policies representing approximately $106 million in annual gross premiums under an assumption agreement with HomeWise Insurance Company, which is not affiliated with our Company (“HomeWise”). Under the terms of the agreement, we assumed the risk with respect to the policies commencing November 1, 2011 and we received from HomeWise approximately $43.5 million, which was net of a 10% ceding commission retained by HomeWise. As consideration for entering into this agreement and in exchange for an option to acquire for $500 all the equity interest in First Home Acquisition Corporation LLC, which indirectly controls HomeWise, we issued to Glencoe Acquisition, Inc., the parent company of First Home Acquisition Corporation LLC, 1,000,000 warrants to purchase up to 500,000 shares of our common stock at a per share exercise price of $9.10, which were valued at $754,000. The warrants, the issuance of which is not registered or required to be registered under the Securities Act of 1933, are exercisable for a term beginning on November 1, 2011 through July 31, 2013 unless cancelled earlier at our option under the terms specified by the warrant agreement. In addition, we made a cash payment in the amount of $250,000 to Glencoe Acquisition, Inc. as reimbursement for legal and other costs related to the assumption.

Company Information

Our principal executive offices are located at 5300 West Cypress Street, Suite 100, Tampa, Florida 33607, and our telephone number is (813) 405-3600. Our website address is www.hcpci.com. Information contained on our website is not incorporated by reference into this prospectus, and such information should not be considered to be part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk and many uncertainties. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” in the applicable prospectus supplement, and in any of our reports filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated by reference herein, before deciding to invest in our securities. The market price of our securities could decline due to any of these risks, in which case you could lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, any supplement to this prospectus, any related free writing prospectus and the information incorporated by reference in these documents, other than purely historical information, including without limitation estimates, projections, outlook, guidance, statements relating to our business plans, strategy, objectives, expected operating results and future financial position, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements will be included in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and other documents that we file from time to time with the SEC that are incorporated by reference into this prospectus, and also may be described in any prospectus supplement or related free writing prospectus. Numerous important factors described in this prospectus, any prospectus supplement, any related free writing prospectus, and the information incorporated by reference in these documents, could affect these statements and could cause actual results to differ materially from our expectations. We assume no obligation, and disclaim any duty, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of our common stock as set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue up to 40,000,000 shares of common stock, no par value, and 20,000,000 shares of preferred stock, no par value, of which 1,500,000 shares are designated as “Series A Cumulative Redeemable Preferred Stock,” which is referred to herein as the “Series A Preferred.” Subject to the rights of the holders of the Series A Preferred described below, our board of directors may issue the remaining 18,500,000 undesignated shares of preferred stock in one or more series and has the authority to fix the rights, preferences, privileges, and restrictions of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series.

As of March 18, 2012, there were 6,473,925 shares of common stock issued and outstanding and 1,132,900 shares of Series A Preferred issued and outstanding.

Common Stock

The following section summarizes the material terms and provisions of our common stock. This summary is not a complete legal description of our common stock, and is qualified in its entirety by reference to our articles of incorporation, as amended, and our bylaws, as amended, because they, rather than this description, define the rights of the holders of our common stock.

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by shareholders.

Shares of our common stock have no preemptive rights, no redemption or sinking fund provisions, and are not liable for further call or assessment. The holders of such common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available for dividends.

Upon a liquidation of our company, our creditors and any holders of our preferred stock with preferential liquidation rights, such as the Series A Preferred, will be paid before any distribution to holders of our common stock. The holders of our common stock would be entitled to receive a pro rata distribution per share of any excess amount. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of the Series A Preferred as described herein and the rights of the holders of shares of any other series of preferred stock which we may designate and issue in the future.

Warrants

The following section summarizes the material terms and provisions of our outstanding warrants. This summary is not a complete legal description of our warrants, and is qualified in its entirety by reference to: (a) with regard to the warrants issued in our initial public offering, (i) the Warrant Agreement, dated July 30, 2008, between us and American Stock Transfer & Trust Company, LLC, filed as Exhibit 4.2 to Post-Effective Amendment No. 1 to Form S-1 filed by us on August 6, 2008 (the “Post-Effective Amendment”), and (ii) the Specimen Warrant Certificate, filed as Exhibit 4.3 to the Post-Effective Amendment; (b) with regard to the warrants issued to the placement agents in connection with our initial public offering, (i) the Warrant Agreement, dated July 30, 2008, between us and Anderson & Strudwick, Incorporated, filed as Exhibit 4.4 to the Post-Effective Amendment, (ii) the Form of Warrant Certificate issued to Placement Agents, filed as Exhibit 4.5 to the Post Effective Amendment, (iii) the Warrant Agreement, dated July 30, 2008, between us and GunnAllen Financial, Inc., filed as Exhibit 4.7 to the Post-Effective Amendment, and (iv) the Letter Agreement, dated August 1, 2008, waiving certain provisions of the Warrant Agreements referred to in clauses (b)(i) and (b)(iii) above; and (c) with regard to the warrants issued to Glencoe Acquisition, Inc. in connection with the HomeWise assumption transaction completed in November 2011(see “Recent Developments” above), the Warrant Grant Agreement and Warrant Agreement, dated November 2, 2011, between us and Glencoe Acquisition, Inc., filed as Exhibit 4.6 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 (filed on November 14, 2011), in each case because these documents along with our articles of incorporation, as amended, and our bylaws, as amended, rather than this description, define the rights of the holders of our warrants.

Warrants Issued in Our Initial Public Offering

Two of these warrants may be exercised to purchase one share of common stock from us at a purchase price of $9.10 per share. The warrants can be exercised at any time until the final calendar day of the month following the fifth anniversary of the effective date of the registration statement covering our initial public offering. The warrants can be exercised by surrendering to us a warrant certificate evidencing the warrants to be exercised, with the exercise form included therein duly completed and executed, and paying to us the exercise price per share in cash or check payable to us. Except for those warrants issued to the placement agents (which are described below), the warrants may not be exercised on a cashless or net basis. Stock certificates with respect to shares purchased through the exercise of the warrants will be issued as soon thereafter as practicable.

As long as any of the warrants remain outstanding, stock to be issued upon the exercise of the warrants will be adjusted in the event of one or more stock splits, readjustments or reclassifications. In the event of the foregoing, the remaining number of shares of common stock still subject to the warrants shall be increased or decreased to reflect proportionately the increase or decrease in the number of shares of common stock outstanding and the exercise price per share shall be decreased or increased as the case may be, in the same proportion.

We have reserved a sufficient number of shares of common stock for issuance upon exercise of the warrants and such shares, when issued in accordance with the terms of the warrants, will be fully paid and non-assessable. The shares so reserved are included in the registration statement relating to our initial public offering. We are required to use our best efforts to maintain an effective registration statement and current prospectus relating to these shares of common stock at all times when the market price of the common stock exceeds the exercise price of the warrants until the warrants expire. We intend to use the registration statement and prospectus relating to our initial public offering to cover the warrant exercises. We plan to file all post-effective amendments to that registration statement and supplements to that prospectus required to be filed under the Securities Act. However, we cannot assure you that an effective registration statement or current prospectus will be available at the time a holder of the warrants desires to exercise his, her or its warrants.

Fractional shares will not be issued upon the exercise of the warrants, and no payment will be made with respect to any fractional share of common stock to which any warrant holder might otherwise be entitled upon exercise of the warrants. No adjustments as to previously declared or paid cash dividends, if any, will be made upon any exercise of the warrants.

The holders of the warrants as such are not entitled to vote, to receive dividends or to exercise any of the rights of holders of shares of our common stock for any purpose until such warrants shall have been duly exercised and payment of the purchase price shall have been made.

For the life of the warrants, the warrant holders are given the opportunity to profit from the rise in market value of our common stock, if any, at the expense of the common stock holders and we might be deprived of favorable opportunities to secure additional equity capital, if it should then be needed, for the purpose of our business. A warrant holder may be expected to exercise the warrants at a time when, we, in all likelihood, would be able to obtain equity capital, if we needed capital then, by a public sale of a new offering on terms more favorable than those provided in the warrants.

If upon exercise of the warrants the exercise price is less than the book value per share, the exercise will have a dilutive effect upon the warrant holder’s investment.

If for at least ten (10) trading days within any period of twenty (20) consecutive trading days, including the last trading day of the period, the closing price per share of our common stock exceeds $11.38, we may cancel any warrants remaining outstanding and unexercised. The date upon which we may cancel such warrants must be a date which is more than thirty (30) calendar days, but less than sixty (60) calendar days, after a notice is mailed by first class mail to all registered holders of the warrants following the satisfaction of the conditions described above, or such longer time as may be required by regulatory authorities.

With respect to these publicly traded warrants, as of March 18, 2012, there were 1,665,668 warrants to purchase 832,834 shares of common stock issued and outstanding.

Warrants Issued to Placement Agents in Connection with Our Initial Public Offering

In connection with our initial public offering, we issued to our placement agents warrants to purchase an aggregate of 166,666 shares of our common stock. Each warrant is exercisable to purchase one share of our common stock at an exercise price of $9.10 per share and has a term of five years. The warrants are exercisable on a cashless or “net exercise” basis.

With respect to these placement agent warrants, as of March 18, 2012, there were 5,000 warrants to purchase 5,000 shares of common stock issued and outstanding.

Warrants Issued to Glencoe Acquisition, Inc.

On November 2, 2011, in connection with the HomeWise assumption transaction completed in November 2011, we issued to Glencoe Acquisition, Inc. 1,000,000 warrants for the purchase of up to 500,000 shares of our common stock (see “Recent Developments” above). Two warrants are exercisable to purchase one share of our common stock at a price of $9.10 per share before July 31, 2013. The warrants were issued pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended.

The outstanding warrants may be cancelled in whole or in part at our option, at any time before the expiration of the warrants, provided that the closing price per share of our common stock has exceeded $11.38 for at least ten (10) trading days within any period of twenty (20) consecutive trading days, including the last trading day of the period.

With respect to these privately issued warrants, as of March 14, 2012, there were 1,000,000 warrants to purchase 500,000 shares of common stock issued and outstanding.

Series A Preferred Stock

The following section summarizes the material terms and provisions of our Series A Preferred. This summary is not a complete legal description of our Series A Preferred, and is qualified in its entirety by reference to our articles of incorporation, as amended, and our bylaws, as amended, because they, rather than this description, define the rights of the holders of our Series A Preferred.

Rank

With respect to dividend rights and rights upon our liquidation, dissolution or winding up, all shares of the Series A Preferred rank: (a) senior to the common stock issued by us, (b) senior to all classes or series of preferred stock issued by us and ranking junior to the Series A Preferred with respect to dividend rights or rights upon our liquidation, dissolution or winding up, (c) on a parity with all classes or series of preferred stock issued by us and ranking on a parity with the Series A Preferred with respect to dividend rights or rights upon our liquidation, dissolution or winding up, and (d) junior to all of our existing and future indebtedness.

Maturity

The Series A Preferred has no stated maturity and is not subject to any sinking fund or mandatory redemption.

Dividends

Holders of the Series A Preferred are entitled to receive, when and as authorized by our board of directors, or a duly authorized committee thereof, and declared by us out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 7.0% per year of the $10.00 liquidation preference per share (equivalent to a fixed annual amount of $0.70 per share).

Dividends on the Series A Preferred are cumulative from the date of original issue and accrue on the last day of each month (each, a “Dividend Accrual Date”). The first dividend accrued on May 31, 2011 with respect to the period commencing on the date of issue and ending on May 31, 2011. Any monthly dividend accruing on the Series A Preferred for any partial dividend period is computed on the basis of a 360-day year consisting of twelve 30-day months.

Dividends are payable to holders of record as they appear in our records at the close of business on the applicable record date, which is the date designated by our board of directors as the record date for the payment of dividends (each, a “Dividend Record Date”). When so designating a Dividend Record Date, our board of directors also establishes the date of payment for such accrued dividends (each, a “Dividend Payment Date”), which date shall be no more than 30 nor less than 10 days after such Dividend Record Date.

Dividends are paid only when and as declared by our board of directors. No dividends on the Series A Preferred shall be authorized by our board of directors or declared or paid or set apart for payment by us at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series A Preferred accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends, whether or not such dividends are declared and whether or not such dividends are prohibited by agreement. Accrued but unpaid dividends on the Series A Preferred accumulate and earn additional dividends at 7.0%, compounded monthly. Except as set forth below, our board of directors shall not declare, pay or set apart for payment any dividends on any other class or series of preferred stock ranking, as to dividends, on a parity with or junior to the Series A Preferred (other than a dividend payable in capital stock ranking junior to the Series A Preferred as to dividends and upon liquidation) if, after the tenth day after the respective Dividend Accrual Date, we have not paid, in full, the cumulative dividends due to the holders of the Series A Preferred. However, following the payment of such cumulative dividends, our board of directors may declare, pay or set apart for payment any dividends on any other class or series of preferred stock ranking, as to dividends, on a parity with or junior to the Series A Preferred. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred and the shares of any other class or series of preferred stock ranking on a parity as to dividends with the Series A Preferred, all dividends declared upon the Series A Preferred and any other class or series of preferred stock ranking on a parity as to dividends with the Series A Preferred shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred and such other class or series of preferred stock, shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred and such other class or series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

Unless full cumulative dividends on the Series A Preferred have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, neither our common stock nor any other class or series of our capital stock ranking junior to or on a parity with the Series A Preferred as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us.

Holders of the Series A Preferred shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred as provided above. Any dividend payment made on the Series A Preferred shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of the Series A Preferred will be entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $10.00 per share in cash or property at its fair market value as determined by our board of directors, plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock that ranks junior to the Series A Preferred as to liquidation rights. After payment of the full amount of the liquidation preference, plus any accrued and unpaid dividends to which they are entitled, the holders of the Series A Preferred will have no right or claim to any of our remaining assets. The consolidation or merger of our company with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into our company, the sale, lease or conveyance of all or substantially all of our property or business or a statutory share exchange, will not be deemed to constitute a liquidation, dissolution or winding up of our company, unless a liquidation, dissolution or winding up of our company is effected in connection with, or as a step in a series of transactions by which, a consolidation or merger of our company is effected.

In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of our capital stock or otherwise is permitted under Florida law, no effect shall be given to amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of our capital stock whose preferential rights upon distribution are superior to those receiving the distribution.

Redemption

We may redeem the Series A Preferred on or after March 31, 2014. If we issue a conversion cancellation notice as described in “—Conversion” on or after March 31, 2014, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred, in whole or in part, at any time or from time to time, for cash at a redemption price of $10.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. Otherwise, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred, in whole or in part, at any time or from time to time, for cash at a redemption price equal to:

•	$10.40 per share for redemptions on or after March 31, 2014,

•	$10.20 per share for redemptions on or after March 31, 2015, and

•	$10.00 per share for redemptions on or after March 31, 2016,

plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. No Series A Preferred may be redeemed except with assets legally available for the payment of the redemption price. If notice of redemption of any of the Series A Preferred has been given and if the funds necessary for such redemption have been set aside, separate and apart from other funds, by us in trust for the pro rata benefit of the holders of any Series A Preferred so called for redemption, then from and after the redemption date dividends will cease to accrue on such Series A Preferred, such Series A Preferred shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series A Preferred is to be redeemed, the Series A Preferred to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by us.

Unless full cumulative dividends on all the Series A Preferred have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series A Preferred shall be redeemed unless all outstanding Series A Preferred is simultaneously redeemed and we shall not purchase or otherwise acquire, directly or indirectly, any Series A Preferred (except by exchange for any other class or series of capital stock ranking junior to the Series A Preferred as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of the Series A Preferred pursuant to a purchase or exchange offer made on the same terms to holders of all of the outstanding shares of the Series A Preferred. So long as no dividends are in arrears, we will be entitled at any time and from time to time to repurchase shares of the Series A Preferred in open-market transactions duly authorized by our board of directors and effected in compliance with applicable laws.

Notice of redemption of the Series A Preferred will be mailed by us, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred to be redeemed at their respective addresses as they appear on our share transfer records. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred except as to the holder to whom notice was defective or not given. Each notice shall state: (a) the redemption date; (b) the redemption price; (c) the number of shares of Series A Preferred to be redeemed; and (d) the place or places where the Series A Preferred is to be surrendered for payment of the redemption price.

Immediately prior to any redemption of the Series A Preferred, we shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of the Series A Preferred at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

The Series A Preferred has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions. All redeemed shares of the Series A Preferred shall be retired and shall be reclassified as authorized but unissued preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

Voting Rights

Holders of the Series A Preferred have no voting rights, except as set forth below.

Whenever dividends on the Series A Preferred have not been declared and fully paid for more than six consecutive months (a “Preferred Dividend Default”), the number of directors then constituting our board of directors will increase by two (if not already increased by reason of a similar arrearage with respect to any Parity Preferred (as defined below)). The holders of such Series A Preferred (voting separately as a class with all other classes or series of preferred stock ranking on a parity with the Series A Preferred as to dividends or upon liquidation (and upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) will be entitled to vote separately as a class, in order to fill the vacancies created thereby, for the election of a total of two additional directors (the “Preferred Stock Directors”), at least one of whom must meet the “independence” standards mandated by The Nasdaq Stock Market, LLC (“Nasdaq”), at a special meeting called by the holders of record of at least 20% of the Series A Preferred or the holders of record of at least 20% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting at which a Preferred Stock Director is to be elected until up to twelve months after all dividends accumulated on such Series A Preferred and Parity Preferred for the past dividend periods and the dividends for the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. For so long as our directors are divided into classes, each such vacancy will be apportioned among the classes of directors to prevent stacking in any one class and to ensure that the number of directors in each of the classes of directors are as equal as possible.

Within twelve months after all accumulated dividends and the dividend for the then current dividend period on the Series A Preferred have been paid in full or declared and set aside for payment in full, the holders thereof will be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or declared and set aside for payment in full on the Series A Preferred and all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected will terminate within twelve months thereafter and the number of directors then constituting our board of directors will decrease accordingly. Any Preferred Stock Director may be removed at any time with or without cause by, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default continues, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors will each be entitled to one vote per director on any matter.

So long as any shares of the Series A Preferred remain outstanding, we will not, without the affirmative vote or consent of the holders of the Series A Preferred entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the Series A Preferred, given in person or by proxy, either in writing or at a meeting (voting together as a class):

•

amend, alter or repeal the provisions of our articles of incorporation, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred or the holders thereof; or

•

authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock or rights to subscribe to or acquire any class or series of capital stock or any class or series of capital stock convertible into any class or series of capital stock, in each case ranking senior to the Series A Preferred with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any shares of capital stock into any such shares;

provided, however, that with respect to the occurrence of any Event set forth above, so long as the Series A Preferred (or any equivalent class or series of stock or shares issued by the surviving corporation, trust or other entity in any merger or consolidation to which we became a party) remain outstanding with the terms thereof materially unchanged, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred and provided further, that (a) any increase in the amount of the authorized preferred stock or the creation or issuance of any other class or series of preferred stock, (b) any increase in the amount of the authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or (c) any merger or consolidation in which we are not the surviving entity if, as a result of the merger or consolidation, the holders of the Series A Preferred receive cash in the amount of the liquidation preference in exchange for each of their shares of the Series A Preferred, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

With respect to the voting privileges described above, each share of the Series A Preferred will have one vote per share, except that when any other class or series of capital stock has the right to vote with the Series A Preferred as a single class, then the Series A Preferred and such other class or series of capital stock will each have one vote per $10.00 of liquidation preference.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding Series A Preferred have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.

Except as expressly stated in the articles of amendment to our articles of incorporation setting forth the terms of the Series A Preferred, the Series A Preferred do not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof is not required for the taking of any corporate action, including but not limited to, (a) any merger or consolidation involving us or a sale of all or substantially all of our assets, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series A Preferred, or (b) any authorization, creation or issuance, or increase in the authorized or issued amount of, any class or series of Parity Preferred or rights to subscribe to or acquire any class or series of Parity Preferred or any class or series of capital stock convertible into any class or series of Parity Preferred, or reclassification of any shares of capital stock into any such shares.

Conversion

The Series A Preferred is convertible, in whole or in part, at any time, at the option of the holders thereof, into authorized but previously unissued shares of our common stock at a conversion price of $10.00 per share of common stock (equivalent to an initial conversion rate of one share of common stock for each share of Series A Preferred), subject to proportionate adjustment in the event of stock splits, reverse stock splits, stock dividends, or similar changes with respect to our common stock, which we refer to as the “Conversion Price.” The right to convert shares of the Series A Preferred called for redemption will terminate at the close of business on the business day prior to the redemption date.

The conversion rights of the holders of the Series A Preferred are subject to cancellation by us on or after March 31, 2014 if (a) for at least twenty (20) trading days within any period of thirty (30) consecutive trading days, the market price of our common stock exceeds the conversion price of the Series A Preferred by more than 20% and (b) our common stock is then listed on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, or the NYSE Amex. Within 90 days of the occurrence of any such event, we may, at our option, provide notice to the respective holders of record of the Series A Preferred at their respective addresses as they appear on our share transfer records, via first class mail, specifying a date upon which each such holder’s conversion rights will be deemed cancelled. The cancellation date specified in the notice will be more than 30 days, but less than 60 days, after the notice is mailed. The right to convert the shares of the Series A Preferred for which any such conversion cancellation notice has been issued will terminate at the close of business on the business day prior to the cancellation date specified in the notice.

Conversion of shares of the Series A Preferred, or a specified portion thereof, may be effected by delivering the certificates evidencing such shares, duly endorsed or properly assigned to us or in blank, to the office of our transfer agent, together with written notice to us that the holder of such certificates is electing to convert such shares. Currently, our transfer agent is American Stock Transfer & Trust Company, LLC.

Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates for the Series A Preferred shall have been surrendered and notice shall have been received by us as described above (and if applicable, payment of any amount equal to the dividend payable on such shares shall have been received by us as described below) and the conversion shall be at the Conversion Price in effect at such time and on such date.

Holders of the Series A Preferred who convert their Series A Preferred will not be entitled to, nor will the Conversion Price be adjusted for, any accumulated and unpaid dividends, whether or not in arrears, or for dividends on the common stock issued upon such conversion. Holders of the Series A Preferred at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such Dividend Record Date and prior to such Dividend Payment Date. However, the Series A Preferred surrendered for conversion during the period between the close of business on any Dividend Record Date and ending with the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of a notice of redemption with respect to a redemption date during such period or coinciding with such Dividend Payment Date, which will be entitled to such dividend on the Dividend Payment Date) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of the Series A Preferred on a Dividend Record Date who (or whose transferee) tenders any such shares for conversion into common stock on such Dividend Payment Date will receive the dividend payable by us on such Series A Preferred on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of the Series A Preferred for conversion.

Fractional shares of common stock will not be issued upon conversion but, in lieu thereof, we will pay a cash adjustment based on the current market price of the common stock on the trading day immediately preceding the conversion date.

No Preemptive Rights

Holders of the Series A Preferred have no preemptive right to acquire shares of any class or series of our capital stock.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our bylaws, as amended, provide for indemnification of our officers and directors to the fullest extent permitted by Florida law. In addition, we have entered into indemnification agreements with our officers and directors pursuant to which we have agreed to hold harmless and indemnify such officers and directors to the fullest extent permitted by law, as such may be amended from time to time. These indemnification agreements also provide for the advancement of expenses by our company and, under certain circumstances, obligate us to pay, in whole or in part, certain amounts paid in judgment or settlement.

There is no pending litigation or proceeding involving any of our directors, officers, employees or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Anti-Takeover Provisions

Our bylaws, as amended, contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors. In addition, certain provisions of Florida law may hinder or delay an attempted takeover of us other than through negotiation with our board of directors. These provisions could have the effect of discouraging certain attempts to acquire us or remove incumbent management even if some or a majority of our shareholders were to deem such an attempt to be in their best interest, including attempts that might result in the shareholders’ receiving a premium over the market price for the shares of our common stock and preferred stock held by shareholders.

Limitations on Shareholder Action by Written Consent

Bylaws

Our bylaws, as amended, provide that any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting, without prior notice and without a vote, if the action is taken by persons who would be entitled to vote at a meeting and who hold shares having a majority of outstanding stock.

Provisions of Florida Law

We are governed by two Florida Statutes that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds, without first obtaining the approval of our board of directors, will not possess any voting rights unless such voting rights are approved by a majority of a corporation’s disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law also authorizes us to indemnify our directors, officers, employees and agents under certain circumstances and to limit the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

NASDAQ Trading

Our common stock is listed on the Nasdaq Global Select Market under the symbol “HCII.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 59 Maiden Lane, New York, NY 10038, and its telephone number is 1-800-937-5449.

PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time: (1) through agents; (2) to or through underwriters; (3) through brokers or dealers; (4) directly to purchasers, including through a specific bidding, auction or other process; or (5) through a combination of any of these methods of sale. The applicable prospectus supplement will contain the terms of the transaction, name or names of any underwriters, dealers, or agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and/or agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if they purchase any of them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in cross trades, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

If so indicated in the applicable prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

We may also sell shares of our common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

We may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, exchangeable for or representing beneficial interests in securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities. The third parties may use securities received under derivative, sale or forward sale transactions or securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving shares and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Our common stock is listed on the Nasdaq Global Select Market. We may also elect to list our common stock on an additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for our common stock.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

The place and time of delivery for shares of our common stock will be set forth in the accompanying prospectus supplement for such securities.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by the law firm of Foley & Lardner LLP, Tampa, Florida. One of our directors, Martin Traber, is a partner at the law firm of Foley & Lardner LLP, and since our inception in 2007, the firm has provided legal representation to us on certain matters, including the preparation of this offering. Fees billed to us by Foley & Lardner LLP have represented less than 1% of the firm’s fee revenue. The legal services were provided on an arm’s-length basis, and paid for at fair market value. We believe that such services were effected on terms no less favorable to us than those that would have been realized in transactions with unaffiliated entities or individuals.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2010 have been audited by Hacker, Johnson & Smith, PA, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Attorneys with Foley & Lardner LLP representing us with respect to this offering beneficially owned (excluding options) approximately 125,683 shares of our common stock and owned options to purchase 112,997 shares of our common stock as of the date of this prospectus, all of which are currently exercisable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy that information at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, including Homeowners Choice, Inc., that file electronically with the SEC. The address of that site is http://www.sec.gov. Our SEC filings are also available on our website, located at http://www.hcpci.com. The information on our website is not part of this prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document.

We specifically incorporate by reference into this prospectus the following documents filed with the SEC (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 of Form 8-K, and no such information shall be deemed specifically incorporated by reference hereby):

•	our Annual Report on Form 10-K for the year ended December 31, 2011 (as filed on March 30, 2012);

•	our Current Reports on Form 8-K filed on March 8, 2012, March 14, 2012, and April 2, 2012; and

•

the description of our common stock contained in the Registration Statement on Form 8-A/A filed on July 23, 2008, including any amendments or reports filed for the purposes of updating such description.

We also incorporate by reference all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus is a part (including prior to the effectiveness of the registration statement) and until we terminate the offering of securities pursuant to this prospectus (except, in each case, for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act). Our subsequent filings with the SEC will automatically update and supersede information in this prospectus.

You may obtain a copy of any of the documents incorporated by reference in this registration statement at no cost by writing to or calling our General Counsel, Andrew Graham, at:

Homeowners Choice, Inc.

Attn: Andrew Graham

5300 West Cypress Street, Suite 100

Tampa, Florida 33607

(813) 405-3600

You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in these documents, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since that date.

1,600,000 Shares

Common Stock

Prospectus Supplement

April 19, 2012